The Case for Commodities Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 January 22, 2007

1 New access to difficult-to-reach markets Why commodities Traditional ways to access commodities iPath Exchange Traded Notes

Why commodities?
Real assets vs. financial assets
Goods used in the first part of a manufacturing process
Commodities as an asset class
Portfolio diversifier
Potential to enhance portfolio risk-adjusted return

Portfolio diversification
Source: BGI, Goldman Sachs, S&P, AIG, MSCI, Bloomberg; 12/91 – 12/06 based on monthly returns
Correlation Coefficient
DJ-AIG
Commodity
Index Total
Return
SM
GSCI
®
Total
Return
Index
Goldman Sachs
Crude Oil Total
Return Index
S&P 500 Index 0.09 0.00 -0.02
Lehman U.S. Aggregate Index 0.02 0.05 0.01
MSCI EAFE  Index 0.22 0.13 0.07
Annualized Standard Deviation 12.46% 19.08% 30.79%
Annualized Return 8.35% 6.17% 13.73%

Commodity index comparison
68
24
13
34
11
24
5
9 9
100
3
0 20 40 60 80 100
Source: Goldman Sachs, AIG; weights as of 12/31/06.  Subject to change.
Index Composition (% weight)
DJ-AIG Commodity
Index Total ReturnSM
GSCI
®
Total Return
Index
Energy Agriculture Industrial Metals Livestock Precious Metals
Goldman Sachs Crude
Oil Total Return Index
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Commodity index comparison
Energy Commodity Group Components (% weight)
Source: Goldman Sachs, AIG; weights as of January 2006 rebalancing.  Subject to change.
DJ-AIG
Commodity
Index Total
Return
GSCI
®
Total
Return Index
Goldman Sachs
Crude Oil Total
Return Index
WTI Crude Oil 12.8% 30.1% 100.0%
Brent Crude Oil - 13.8% -
Natural Gas 12.3% 10.3% -
Unleaded Gas 4.1% 7.8% -
Heating Oil 3.9% 8.2% -
Gasoil - 4.4% -
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6 Traditional ways to invest in commodities Physical Commodities Futures / Swaps / OTC Notes Mutual Funds

Accessing commodities through equities
Equity returns of commodity producers may not strongly correlate with commodity indexes
Company risk vs. commodity risk
Companies hedge commodity exposure
Source: BGI, Goldman Sachs, S&P, Dow Jones; 12/01 – 12/06
Correlation Coefficient
Goldman Sachs
Crude Oil Total
Return Index
S&P Global Energy Index 0.44
Dow Jones Oil & Gas Index 0.43
Goldman Sachs Natural Resources Index 0.44

Introducing iPath Exchange Traded Notes
(ETNs)
Securities issued by Barclays Bank PLC
Senior, unsecured debt
No principal protection, interest payments or leverage
Linked to the return of the underlying index, less investor fees
No underlying holdings
Daily exchange liquidity
Short on a downtick
Weekly redemption feature
Tax efficiency
iPath ETNs trade daily on an exchange at market prices. With short sales, you risk paying more for a security than you received from its sale.
Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. Subject to requirements described in the prospectus, the Securities may be redeemed weekly from the Issuer in large, institutional blocks (typically 50,000 Securities). A redemption charge will apply to early redemption of certain iPath ETNs.

iPath Commodity ETNs
*The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365.  The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.
Trading
Symbol
Primary
Exchange
Yearly Fee* Maturity Date
iPath    Dow Jones-AIG Commodity
Index Total Return    ETN
DJP NYSE 0.75% 6/12/36
iPath    GSCI
®
  Total Return Index ETN
GSP NYSE 0.75% 6/12/36
iPath    Goldman Sachs Crude Oil Total
Return Index ETN
OIL NYSE 0.75% 8/14/36
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10 Innovation in Exchange Traded Products Unprecedented access Broader strategies New flexibility

An investment in iPath ETNs involves risks, including possible loss of principal.  For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com
or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection.  The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the
Securities.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes.  Barclays Global Investors, N.A., and Barclays
Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity.  Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.
The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the
Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors.  Factors that may influence the market value of the Securities include the time remaining to the maturity of the
Securities; supply and demand for the Securities, including inventory positions with Barclays
Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector.  Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices.
Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your securities. Changes in the Treasury Bill rate of interest may affect the value of the index and your Securities.
Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs;
domestic and foreign political and economic events and policies; disease; pestilence;
technological developments; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your
Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A. and its affiliates and Barclays Capital Inc. and its affiliates, do not provide tax advice.  Please note that (i) any discussion of US tax matters contained in this communication (including any attachments)
cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.
iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that if so treated an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs.  The foregoing paragraph is not intended to serve as a complete description of the tax treatment of the iPath ETNs. For a more complete description, please see the description of the US federal income tax treatment of iPath ETNs in Barclays
Bank PLC’s public filings.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors; further iPath ETNs do not charge sales loads.  Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in these markets without committing resources to managing a portfolio of securities or derivatives.

“Dow Jones,” “AIG
®
,” “Dow Jones-AIG Commodity Index Total Return ,” “DJAIGCI ”, and
“Dow Jones–AIG Commodity Index    ” are registered trademarks or servicemarks of Dow Jones
& Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The
Securities based on the Dow Jones–AIG Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American
International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones,
AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.
Goldman Sachs, GSCI
®
, GSCI
®
Index, GSCI
®
Total Return Index, Goldman Sachs Crude Oil
Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of
Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities.  The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by
Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities.  Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the
Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.
© 2007 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.
• Not FDIC insured   • Have no bank guarantee   • May lose value
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Prospectuses Info Sheets Frequently Asked Questions The Basics of Commodities 1-877-76-iPath For more information, visit www.iPathETN.com